FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

KAY M. HOVELAND ANNOUNCES RETIREMENT
DUSTIN LUTON APPOINTED PRESIDENT AND CEO

Covina, CA – June 6, 2011.  Kaiser Federal Financial Group, Inc. (the “Company”) (NASDAQ: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), today announced that Kay M. Hoveland notified the respective Board of Directors that effective July 1, 2011, she will retire from her positions as Chief Executive Officer and director of the Bank as well as President and Chief Executive Officer and director of the Company. In a unanimous decision, the Board of Directors appointed Dustin Luton to succeed Ms. Hoveland as the Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company. They also unanimously appointed Jean M. Carandang to become the Chief Financial Officer of the Company.

“With retirement plans of travel and family obligations, I concluded that I will not have time to adequately fulfill the duties of an officer and director in a full and complete manner  deserving of this organization as they move forward with the business of running KFFG,” stated Ms. Hoveland. “Dustin’s demonstrated commitment to the strategic direction and business plan of this company that will enhance the long-term value for the shareholders makes my decision possible.”

James L. Breeden, Chairman of the Board of the Company stated, “While we understand Kay’s personal reasons for her complete retirement we know she will maintain a strong interest in her investment in KFFG.  During her outstanding 25 year commitment to this organization she led us through the various transformations to make us the success we are today.”

Dustin Luton joined the Bank in November 2006 and has served as the Chief Financial Officer of the Company.

Jean Carandang has been the Chief Financial Officer of the Bank since 2009.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.